Exhibit 10.14

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of the 23rd day of February, 2000 by and between Beverly National Bank, a national banking association having its principal place of business in Beverly, Massachusetts (‘Bank), and James E. Rich, Jr. (the “Employee”).

W I T N E S S E T H    T H A T :

WHEREAS the Employee is currently employed by the Bank and has been employed by the Bank since May 3, 1982; and

WHEREAS the Bank desires to employ the Employee in an executive capacity in the conduct of its business; and

WHEREAS the Employee desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The Bank hereby employs the Employee and the Employee hereby accepts employment by the Bank for a period of two (2) years beginning January 1, 2000 (the “Effective Date”), subject to the provisions of Section 7 hereof. As of each anniversary (an “Extension Date”) of the Effective Date or any previous Extension Date hereof, this Agreement shall be deemed automatically to be extended, unless either party by written notice to the other given at least one (1) month prior to the Extension Date notifies the other party of its intention not to extend the same. As extended the term of the Agreement shall be for a period of two (2) years beginning on the Extension Date and expiring two (2) years thereafter. In the event that notice not to extend is given by either party, this Agreement shall terminate on the last day of the year beginning on the Extension Date. Notwithstanding the foregoing provisions of this Section 1, this Agreement shall terminate in any event upon the Employee’s attainment of age sixty-five (65).

2. Capacity.

(a) At all times during the term hereof, the Bank shall employ the Employee as its Senior Vice President and Senior Trust Officer. In such capacity, the Employee shall be assigned only such duties and tasks as are appropriate for a person in such position and he shall be subject to the supervision of the President of the Bank. The Bank shall employ the Employee on a full-time basis, and (subject to the last sentence of this paragraph) the Employee shall devote his full time and professional efforts to the performance of his duties. It is the intention of the Bank and the Employee that the Employee shall have full discretionary authority of a Senior Vice President and Senior Trust Officer of the Bank. The Bank encourages participation by the Employee on community boards and committees and in activities generally considered to be in the public interest, but the Bank shall have the right to approve the Employee’s participation on such other boards and committees as may conflict with the Bank’s own business or demands upon the Employee’s time.

(b) During the period of his employment by the Bank hereunder, the Employee agrees to serve as Vice President of Beverly National Corporation (the “Company”) without additional compensation, except for reimbursement for all reasonable out-of-pocket expenses.

3. Compensation and Benefits.

(a) Base Compensation. The Bank shall pay to the Employee in equal monthly installments a base annual salary in the amount of $107,500. The base annual salary of the Employee shall be adjusted upward from time to time in the sole discretion of the Bank, in which case such increased amount shall thereafter constitute the Employee’s base annual salary. It is the intention of the Bank to compensate the Employee at a level at least comparable to the compensation of persons employed in the position of Senior Vice President and Senior Trust Officer of banks engaged in New England in activities substantially similar to those of the Bank and having approximately the same assets as the Bank.

(b) Fringe Benefits. At all times during the term of this Agreement, the Bank shall provide or cause to be provided to the Employee the fringe benefits as set forth on Exhibit A to this Agreement. The Employee shall maintain adequate records of all reimbursable expenses necessary to satisfy reporting requirements of the Internal Revenue Code and applicable Treasury regulations.

4. Non-Competition. At all times during which the Employee is employed by the Bank under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, as an employee of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten (10) percent of any securities publicly traded in the market) compete within (i) the City of Beverly, Massachusetts, the Town of Hamilton, Massachusetts, the Town of Topsfield, Massachusetts, and the Town of Manchester By The Sea, Massachusetts, or (ii) municipalities contiguous to the City of Beverly, Massachusetts, the Town of Hamilton, Massachusetts, the Town of Topsfield, Massachusetts, and the Town of Manchester By The Sea, Massachusetts, or (iii) any other Cities or Towns in which the Bank may locate during the term of this Agreement, with the business of the Company or any of its subsidiaries, as such business are constituted at any time during the term of this Agreement. For purposes of this Section 4, the Employee’s ownership of or employment by an institution doing business in Beverly, Massachusetts, Hamilton, Massachusetts, Topsfield, Massachusetts and Manchester By The Sea, Massachusetts, in municipalities contiguous to Beverly, Hamilton, Topsfield, or Manchester By The Sea, or in such other Cities or Towns, but having its principal place of business elsewhere, shall not constitute competition hereunder so long as the Employee does not solicit business in Beverly, Hamilton, Topsfield, or Manchester By The Sea, in such contiguous municipalities, or in such other Cities or Towns, as the case may be.

5. No Solicitation of Employees. At all times during which the Employee is employed under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave his employment any employee of the Bank.

6. No Disclosure of Information. The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than the Bank or any of its subsidiaries any knowledge or information with respect to confidential or secret data, procedures or techniques of the Bank, provided, however, that nothing in this Section 6 shall prevent the disclosure by the Employee of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 6 by the Employee.

7. Termination of Employment. The employment of the Employee shall terminate on the earliest to occur of the following dates:

(a) The expiration of the term hereof, as from time to time extended;

(b) The Employee’s resignation from the Bank or the death or disability of the Employee (the Employee being deemed to be disabled if he has been unable for one hundred eighty (180) consecutive days to render services required to be rendered by him during the term hereof);

(c) At the election of the Bank, for Cause, as hereinafter defined, after ten (10) days prior written notice of the basis thereof to the Employee if during such period the Employee shall not have cured the basis therefor. For purposes of this Agreement, the Bank shall be deemed to have “Cause” to terminate the employment of the Employee under this Agreement only if:

(i) The Employee refuses or fails to substantially perform or discharge the duties or responsibilities reasonably assigned by the President of the Bank (other than any such refusal or failure resulting from the Employee’s incapacity due to physical or mental illness), provided the assigned responsibilities are not illegal, unethical or inconsistent with the Employee’s responsibilities after a demand for substantial performance is delivered to Employee by the President which specifically identifies the manner in which such officer believes that Employee has not substantially performed such duties, making reference to this provision of the Agreement;

(ii) The Employee is grossly negligent in the performance of his duties;

(iii) The Employee breaches his fiduciary duty to the Bank or any affiliate of the Bank, or breaches the terms of this Agreement or any other agreements with the Bank or any affiliates of the Bank;

(iv) The Employee is convicted by a court of competent jurisdiction of a felony or of any criminal offense involving dishonesty or breach of trust;

(v) The Employee commits an act of fraud materially evidencing bad faith toward the Bank;

(vi) The Employee engages in misconduct which is materially injurious to the Bank. Such misconduct may include sexual harassment, domestic violence, public intoxication or being under the influence of controlled substances. Misconduct materially injurious to the Bank shall mean misconduct which materially and adversely affects the Bank’s business, reputation, or standing in the community. Such material adverse affect may result from nonmonetary injury as well as from monetary injury, such as from adverse publicity towards the Bank.

8. Payments Upon Termination of Employment.

(a) Payments Upon Death. If at any time while he is employed hereunder the Employee shall die, in addition to all other benefits to which he or his personal representatives may be entitled, the Bank shall pay to his designated beneficiary or, if no such beneficiary exists, to his estate, for a period of three (3) months following the Employee’s death, such amounts of base annual salary as the Employee would have been entitled to receive during said period (and at the times he would have been entitled to receive them) had he remained alive.

(b) Payments Upon Disability. If at any time during the term of this Agreement, in the opinion of a physician mutually agreeable to the Bank and the Employee, the Employee shall be determined to be unable to render services hereunder due to physical or mental illness or accident, in addition to all other benefits to which he or his personal representatives may be entitled, the Employee shall be entitled to receive all benefits payable to him under the Bank’s long-term disability income plan.

(c) Payments Upon Expiration of Term Without Renewal. In the event that the term of this Agreement shall expire without renewal, the Employee shall be entitled to receive compensation through the date of expiration. This Agreement does not limit Employee’s right to benefits under all plans and programs of the Bank in which he participates, including, without limitation, pension, profit sharing, 401(k), and employee stock option plans.

(d) Payment Upon Other Involuntary Termination. If at any time during the term of this Agreement the employment of the Employee is terminated involuntarily for any reason without Cause, as heretofore defined, then in such case:

(i) Within five days after such termination, the Bank shall pay to the Employee (or to his personal representative in case of death), in addition to all accrued and unpaid compensation through the date of such termination, a lump sum amount equal to twelve months’ base annual salary as in effect as of the date of such termination.

(ii) The Bank shall maintain or cause to be maintained in effect for the Employee for a period of twelve months following such termination, at the Bank’s sole expense, all group insurance (including life, health, accident and disability insurance) and all other employee benefit plans, programs or arrangements (other than the Bank’s retirement plan, the Bank’s profit-sharing plan, the Bank’s 401K plan, and the Beverly National Corporation Employee Stock Ownership Plan), in which the Employee was participating at any time during the twelve (12) months preceding such termination.

(iii) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d) by seeking employment or otherwise.

In the event that the Employees participation in any of the foregoing group insurance plans, programs or arrangements contemplated by Subsection (d) hereof is barred by law or otherwise, or in the event that any such insurance plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during such period, the Bank shall provide the Employee with benefits substantially similar to those to which the Employee was entitled immediately prior to the date of his termination of employment. Upon expiration of the period of coverage provided hereunder, the Employee shall be provided with the opportunity to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance owned by the Bank and relating specifically to the Employee.

9. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

(a)	To the Company:

Beverly National Bank

240 Cabot Street

Beverly, Massachusetts 01915

Attention: Lawrence M. Smith, President

(b)	To the Employee:

Mr. James E. Rich, Jr.

1 Hickory Hill Road

Manchester By The Sea, MA 01944

Either party may by notice in writing change the address to which notices to it or him are to be addressed hereunder.

10. Arbitration. Any dispute or controversy, arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction.

11. Miscellaneous.

(a) Indemnification. During the period of his employment hereunder, the Bank agrees to indemnify, and to cause its subsidiaries to indemnify, the Employee in his capacity as an officer of the Bank and each subsidiary, all to the maximum extent permitted under the laws of the Commonwealth of Massachusetts and applicable banking laws and regulations. The provisions of this Section 11(a) shall survive expiration or termination of the Agreement for any reason whatsoever.

(b) Legal Fees. The Bank shall pay to the Employee all reasonable legal fees and expenses incurred by him in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the final resolution of such matter principally is in Employee’s favor.

(c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may not be changed except by a writing duly executed and delivered by the Bank and the Employee in the same manner as the Agreement.

(d) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Employee agrees that it supersedes in all respects any prior agreement between the Bank and the Employee.

(e) Binding Effect; Non-Assignability. This Agreement shall be binding upon the Bank and inure to the benefit of the Bank and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Employees personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f) Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Bank.

(g) Enforceability. If any portion or provision of this Agreement shall to any extent be unenforceable as a result of either a declaration by a court of competent jurisdiction or the operation of applicable banking laws and regulations, then the remainder of the Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document as of the date first above written.

BEVERLY NATIONAL BANK

By:	/s/ Lawrence M. Smith
Its:	President

Agreed:

/s/ James E. Rich, Jr.
James E. Rich, Jr.

Exhibit A

to Employment Agreement

By and Between Beverly National Bank

and James E. Rich, Jr.

dated February 23, 2000

1.	Vacation - The Employee shall be entitled to paid vacation in each calendar year during the term of the Agreement in accordance with the Bank’s policy. The Employee shall also be entitled to all paid holidays recognized by the Bank. Unused accrued vacation time is paid on termination.

2.	Pension Plan - The Employee shall be entitled to participate in the Bank’s retirement plan, if and to the extent from time to time in effect.

3.	Profit Sharing Plan - The Employee shall be entitled to participate in the Bank’s profit sharing plan and its 401(k) plan, if and to the extent from time to time in effect.

4.	Incentive Stock Option Plan - The Employee shall be entitled to participate in any incentive stock option plan of the Company, if and to the extent from time to time in effect.

5.	Employee Stock Ownership Plan - The Employee shall be entitled to participate in the Company’s employee stock ownership plan, if and to the extent from time to time in effect.

6.	Insurance - The Employee shall be entitled to participate in all insurance programs and benefits maintained by the Company or the Bank, if and to the extent from time to time in effect, including without limitation life, health, accident, and disability.

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

Reference is made to the Employment Agreement (the “Agreement”) dated as of February 23, 2000 by and between Beverly National Bank, a national banking association having its principal place of business in Beverly, Massachusetts (therein and hereinafter referred to as the “Bank”) and James E. Rich, Jr. (therein and hereinafter referred to as the “Employee”).

WHEREAS, the Bank and the Employee now desire to amend the Agreement, effective January 1, 2005, with respect to any provisions, features or arrangements of the Agreement that provide for the deferral of compensation that would otherwise be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to conform each such provision, feature and arrangement to the requirements of paragraphs (2), (3) and (4) of Code Section 409A;

NOW, THEREFORE, for valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Employee hereby amend the Agreement, effective January 1, 2005, as follows:

1.	Section 8(d)(i) is amended by deleting the period at the end of the first and only sentence of such Section and by inserting in lieu thereof the following:

“; provided that if the Employee is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the payment is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, the lump sum amount shall be payable to the Executive pursuant to this Section 8(d)(i) beginning on the first day of the seventh month following on the date of such termination.”

2.	Section 8(d)(ii) is amended by deleting such Section in its entirety and by inserting in lieu thereof the following:

“The Bank shall maintain or cause to be maintained in effect for the Employee for a period of twelve months following such termination, at the Bank’s sole expense, all medical and dental group insurance in which the Employee was participating at any time during the twelve (12) months preceding such termination, to the extent that such medical and dental insurance coverage continuation constitutes an arrangement excluded from the application of Section 409A of the Code.”

3.	Section 11 is amended by adding the following new subsection (h):

“(h) Interpretation. It is the intent of the Bank and the Employee that the provisions of this Agreement and all amounts payable to the Employee hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments, and the Agreement shall be interpreted and construed in a manner consistent with such intent. Recognizing such intent and the limited guidance currently available regarding the application of Section 409A, the Bank and the Employee agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, one or more amendments to this Agreement as may reasonably be necessary solely for the purpose of assuring that this Agreement and all amounts payable to the Employee hereunder meet the requirements of Section 409A; provided that no such amendments shall increase the cost to the Bank of providing the amounts payable to the Employee hereunder; and provided further that any such amendment that relates to amounts deferred in one or more taxable years beginning before January 1, 2005 shall be rendered null and void to the extent the amendment constitutes a material modification of the Agreement within the meaning of

Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 (the “Act”), unless (i) such modifications are pursuant to guidance issued by the U.S. Treasury under Section 885(f) of the Act, or (ii) the parties expressly agree that the amounts deferred prior to 2005 may be treated as deferred after 2004 for purposes of Section 409A due to such amendment.”

IN WITNESS WHEREOF, the Employee and the Bank have duly executed on this 16th day of January, 2007 and adopted this First Amendment to the Agreement, effective as of January 1, 2005.

BEVERLY NATIONAL BANK

By:	/s/ Donat A. Fournier
A Duly Authorized Representative

EMPLOYEE

/s/ James E. Rich, Jr.
James E. Rich, Jr.